March 1, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Bridgeway Funds, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Company's Form N-SAR report dated March 1, 2005.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP